Item 77B
                         Report of Independent Auditors

To the Shareholders and Board of Directors of Montgomery Street Income Securities, Inc.

In planning and performing our audit of the financial statements of Montgomery Street Income Securities, Inc. for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control. However, certain matters were noted involving internal control and its operation that we consider to be reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters coming to our attention relating to significant deficiencies in the design or operation of internal control that, in our judgment, could adversely affect Montgomery Street Income Securities, Inc.'s ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements.

A material weakness is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

The management of Montgomery Street Income Securities, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be reportable conditions and, accordingly, would not necessarily disclose all reportable conditions that are also considered to be material weaknesses as defined above. However, the following matters involving internal control and its operation that we consider to be material weaknesses as defined above were noted. These conditions, which are discussed in the following paragraph, caused us to reevaluate the nature, timing, and extent of procedures performed in our audit of the financial statements of Montgomery Street Income Securities, Inc. for the year ended December 31, 2002 and this report does not affect our report thereon dated February 21, 2003.

Management informed us that the recordkeeper for another of the Scudder Funds with the same internal control as Montgomery Street Income Securities, Inc. incorrectly modified the pricing identifier for an investment that resulted in a material error in the net asset value of that other fund for the period from December 30, 2002 through March 17, 2003. The system of internal control did not function as designed due to the failure of personnel to follow approved procedures and to act on information provided by the system. The error resulted in a reprocessing of fund share transactions during the period for another fund that uses the same internal control as Montgomery Street Income Securities, Inc. Management has represented that they believe the system of internal control is appropriately designed and it is their intention to institute additional procedures to ensure that the internal control system operates as designed.

This report is intended solely for the information and use of management and the Board of Directors of Montgomery Street Income Securities, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                            /s/Ernst & Young LLP

April 24, 2003